MarketWise Reports Q3 Billings Increase of 27% YoY to $80.7 Million and Q3 CFFO Increase to $7.8 Million; Net Revenue of $80.1 Million and Net Income of $15.1 Million for Q3 2026; FY 2026 Dividend Target To Class A Shareholders of $1.80 Per Share

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for third quarter 2026.(1)
Third Quarter 2026 Highlights(1)
•Billings for the third quarter 2026 totaled $80.7 million, representing a 27% year-over-year increase compared to the third quarter 2025.
•Cash Flow from Operating Activities, which represents net cash provided by operating activities in our Consolidated Statements of Cash Flows (“CFFO”), was $7.8 million in the third quarter 2026, an increase of $5.6 million or 261.5% compared to the third quarter 2025. On a year-to-date basis, CFFO increased by $6.4 million or 30% compared to the nine months ended September 30, 2025.
•Total Net Revenue was $80.1 million in the third quarter 2026(2)
•Net Income was $15.1 million in the third quarter 2026
•Cash and cash equivalents remained strong at $27.4 million as of September 30, 2026 and no debt outstanding
•Paid Subscribers were 389 thousand as of September 30, 2026, compared to 400 thousand as of June 30, 2026 and 379 thousand as of September 30, 2025. Active Free Subscribers were 2.0 million as of September 30, 2026.
•Dividends paid to Class A Shareholders during the quarter were $0.45 per share. No change to full year dividend target of $1.80 per share.
(1)    All quarterly results reported herein are unaudited.
(2)    Net Revenue, a measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), represents Billings that are recognized over the term of the subscription, which can be multiple years. Billings are amounts invoiced to customers in the period and are thus indicative of the current operating environment and demand for our products.

“The operational momentum and strong growth continued into the third quarter as Q3 Billings increased 27% year over year due to higher customer acquisition in Q1 and Q2, improved customer retention, and strong conversion of our higher priced products” said Dr. David Eifrig, Chief Executive Officer. “Our strategy remains simple. Acquire the right customers with compelling products and ideas, earn trust as we educate and empower, and then deepen our relationship with our customers over time.”
Eifrig continued, “Our performance for the year is largely playing out as we expected. As previously mentioned, for the first and second quarters, we meaningfully increased investment in customer acquisition. This opportunistic marketing investment resulted in a strong increase in Paid Subscribers during the first half of the year. Consistent with our plans, we moderated customer acquisition in the third quarter as we shifted toward monetization and cash generation for the remainder of the year. Again, this is the unique advantage of our business model, where we toggle between growth and margin, on a near real-time basis, in response to market conditions and opportunity.”
“Regarding our financial guidance, we are affirming our FY 2026 Billings Target of approximately $330 million, which represents approximately a $59 million or 22% increase compared to FY 2025. We are also affirming our FY 2026 CFFO Target of $50 million. While significantly higher investment in customer acquisition impacted CFFO in the first half of the year, our expectations for Q4 suggest that the CFFO Target remains achievable. Further, the strong Billings growth through the first ten months of 2026, coupled with revenue retention trends, position the business for increased renewal revenue and margins in FY 2027.”
“In my last update I mentioned that we had recently completed a review of our long-term strategic plan and priorities with our Board of Directors. Those priorities included providing high-quality products for our customers while delivering strong top-line growth coupled with margin expansion over time. To this end, planning is well underway for FY 2027 and we are partnering closely with our Board to develop targets and strategies that align with our purpose of enhancing value for subscribers and all shareholders. While targets, strategies, and budgets for FY 2027 are still being developed, we expect Billings growth to continue, coupled with meaningfully higher cash flow margins.
I am excited about the direction we are heading as a Company and I am truly grateful for the dedication and hard work of our employees. We look forward to providing updates as things progress.”

Our summary results and selected financial data are as follows:

(Unaudited, in millions, except per share data or otherwise noted)	3Q 2025	4Q 2025	1Q 2026	2Q 2026	3Q 2026	TTM 3Q 2026
Paid Subscribers (in thousands)	379	374	381	400	389	N/M
Total net revenue	$81.3	$83.4	$77.0	$75.8	$80.1	$316.3
New Marketing Billings (1)	$48.7	$57.5	$60.9	$73.6	$63.3	$255.3
Net Renewal Billings (2)	$14.1	$17.5	$19.0	$16.4	$16.2	$69.1
Other Billings (3)	$0.8	$3.9	$1.5	$1.1	$1.2	$7.7
Total Billings	$63.7	$78.9	$81.4	$91.2	$80.7	$332.1
ARPU (in dollars)	$566	$670	$738	$822	$860	N/M
Net income (loss)	$17.9	$14.0	$(0.6)	$(2.6)	$15.1	$25.9
CFFO (4)	$2.2	$24.2	$(2.1)	$22.4	$7.8	$52.4
Adjusted CFFO	$2.2	$24.2	$(2.1)	$22.4	$7.8	$52.4
Free Cash Flow	$1.7	$23.7	$(2.7)	$21.4	$7.4	$49.8

Earnings per share - basic	$0.60	$0.79	$(0.23)	$(0.24)	$0.55	$0.88
Earnings per share - diluted	$0.58	$0.76	$(0.23)	$(0.24)	$0.53	$0.82

Regular dividends per Class A share (5) (6)	$0.20	$0.20	$0.25	$0.25	$0.45	$1.15
Special dividends per Class A share (5) (6)	$0.20	$0.20	$0.20	$0.20	$—	$0.60
Total dividends per Class A share (5) (6)	$0.40	$0.40	$0.45	$0.45	$0.45	$1.75

Class A Shares (7)	2.5	2.4	2.5	2.7	2.8	2.6
Class B Shares (7)	13.6	13.6	13.6	13.0	13.0	13.3
Total Shares (7)	16.1	16.1	16.1	15.7	15.7	15.9

(1) Includes billings from all new subscription sales to new and existing subscribers.
(2) Includes billings attributable to renewal and maintenance fee payments. Excludes New Membership sales.
(3) Includes primarily billings from Revenue Share, Advertising, and Conferences.
(4) CFFO will fluctuate from quarter to quarter based on the inherent variability in our business (2Q and 4Q tend to be higher; 1Q and 3Q, lower). CFFO can also be impacted by timing of product launches, marketing campaigns and discrete working capital items.

(5) Dividends prior to April 2, 2025 have been retroactively adjusted to give effect to the 1-for-20 reverse stock split. See dividend guidance in the “Full Year 2026 Targets” section below.
(6) A portion of the dividends paid to Class A shareholders are a result of our corporate structure, resulting tax distribution payments, and excess tax distributions received by the Company. Historically, we have characterized these dividends that are funded from the excess tax distributions (currently at $0.20) as “special”. However, given the mechanical nature of the excess tax distribution and resulting dividend, along with the expectation that tax distributions will continue, beginning in Q3 2026 these dividends have been recharacterized as “regular” along with the other recurring regular dividend of $0.25, for a total regular quarterly dividend of $0.45.

(7) Excludes Management and Sponsor Earnout Shares. Amount in the TTM 3Q 2026 column is the average of the last four quarters
N/M - Not Meaningful

GAAP Net Revenue versus Billings
GAAP Net Revenue represents cash received by the Company for the sale of subscriptions which are then recognized as revenue for GAAP purposes over the term of the subscription, or up to 5 years. Cash received by the Company is recorded as Deferred Revenue on the Balance Sheet until such amounts are recognized as GAAP Net Revenue. Given the deferred nature of revenue recognition, there can be a significant lag between when cash is received by the Company and when revenue is recognized in the Income Statement. As such, GAAP Net Revenue may not be indicative of the current trajectory or operating environment of the Company. In contrast, Billings represent current period cash sales by the Company which is reflective of the current, real-time operating activity of the Company. The disconnect between GAAP Net Revenue and the current trajectory of the Company can be observed in our 2026 results. Specifically, GAAP Net Revenue declined 1.5% from Q3 2025 to Q3 2026 whereas Billings, the actual cash sales of the business, increased 26.8%. We expect this dynamic to occur during FY 2026 where GAAP Net Revenue will decline while customer sales activity and Billings increase. However, as Billings tend to lead Net Revenue by 12-24 months, on average, we expect Net Revenue to stabilize in 2026 and return to growth in 2027.
The historical relationship between GAAP Net Revenue and Billings is illustrated in the following chart:

Selected Operational and Financial Supplemental Information
We are providing the additional information below to provide further context on results and trends.
Paid Subscribers
Paid Subscribers at September 30, 2026 were 389 thousand, an increase of 10 thousand or 2.8% from 379 thousand at September 30, 2025. The increase in Paid Subscribers, as presented in the chart below, is a result of compelling products and content combined with the significant investment in Direct Marketing in the first half of 2026. Consistent with our plans and prior disclosures, during the third quarter we scaled back marketing investment in the third quarter to focus on monetization of existing subscribers, resulting in a decrease of 11 thousand or 2.7% in Paid Subscribers from 400 thousand at June 30, 2026. Our plan for the fourth quarter is to continue to focus on monetization. As such, we could see similar declines in our Paid Subscribers as we continue to balance growth and margin.

Paid Subscriber Trajectory (K)
379
374
381
400
389
3Q '25
4Q '25
1Q '26
2Q '26
3Q '26

Average Revenue per User (ARPU)
As previously disclosed, the Company’s strategy has pivoted since mid-2024 to focus on higher priced products. Thus, while Paid Subscribers have declined over the last 2 years in absolute terms, with modest sequential improvement during first half of 2026, the quality of subscribers has improved. This is evidenced by a steady increase in ARPU.
As illustrated in the chart below, ARPU continues to increase on a quarter-over-quarter basis and is up $294, or 52%, from $566 as of September 30, 2025 to $860 as of September 30, 2026.

ARPU Per Quarter ($)
566
670
738
822
860
3Q '25
4Q '25
1Q '26
2Q '26
3Q '26

The increases in ARPU are also impacted by increased pricing on our entry level products as well as strong revenue retention from existing subscribers as they renew and/or purchase additional products. Strong revenue retention shows a deepening relationship with our Company and is a leading indicator for continued growth.
Billings
Q3 2026 Billings represents amounts invoiced to customers and increased 26.8% year over year to $80.7 million. The year-over-year increase in Billings was the result of an increase in New Marketing Billings as well as higher Renewal Billings. The sequential decline in Billings was predominantly the result of reduced marketing spend in the quarter resulting in fewer new subscribers and the billings associated with those subscriber acquisitions. The chart below illustrates Billings trends over the last several quarters and demonstrates the sustained recovery in Billings since late 2024.

Cash Flow from Operating Activities
For the three months ended September 30, 2026, CFFO was $7.8 million compared to $2.2 million for the three months ended September 30, 2025, an increase of $5.6 million. The increase was primarily driven by the significant increase in Billings and the associated favorable change in deferred revenue, and partially offset by unfavorable changes in net income and in deferred contract acquisition costs.
The favorable change of $17.4 million in deferred revenue reflected increased cash receipts from subscriptions driven by higher direct marketing expenditures compared to FY 2025.
Based on the nature of our business, and as illustrated in the chart below, CFFO fluctuates from quarter to quarter. Specifically, Q2 and Q4 tend to have higher CFFO while Q1 and Q3 tend to have lower CFFO. The amount of

CFFO in any given quarter is impacted by the timing of product launches, marketing campaigns, and discrete working capital items.
Given this inherent variability, we believe it is useful to evaluate CFFO trends over multiple quarters, or a full year.
Balance Sheet and Capital Structure
As of September 30, 2026, the Company held cash and cash equivalents of $27.4 million, down from $32.9 million as of June 30, 2026, due primarily to the payment of dividends and tax distributions which were partially offset by CFFO for the quarter of $7.8 million.
For the nine months ended September 30, 2026, tax distribution amounted to $37.9 million with no further payments expected in 2026. The FY 2026 tax distributions declined $12.1 million compared to the tax distributions in FY 2025 of $50.0 million. Based on current projections of taxable income, we expect tax distributions in FY 2027 to decrease by a similar amount compared to FY 2026.
MarketWise Inc.’s Class A common stock trades on the Nasdaq Global Market under the symbol "MKTW." As of September 30, 2026, the Company had 2,763,856 Class A common shares and 12,981,774 Class B common shares issued and outstanding, totaling 15,745,630 Class A and Class B common shares.

When determining the market capitalization or equity value of the Company, we believe it is appropriate to include the total of the Class A and Class B common shares. Net Income attributable to noncontrolling interests on the Condensed Consolidated Statements of Operations is primarily associated with these Class B shares and is a result of our corporate structure.
FY 2026 Targets
Our strategic plans and initiatives are built around bringing high-quality investing ideas and tools to our customers at a dynamic and volatile time for markets. Our focus will continue to be on delivering high-quality products to our customers, in an efficient manner, which we believe will drive both top line growth and margin expansion over time. Further, we intend to continue our disciplined approach to capital allocation with a mix of dividends, share repurchases, and prudent investments in our business.
For FY 2026, our targets are as follows:
•Billings of approximately $330 million for FY 2026, which is growth of approximately $59 million or 22% from FY 2025 Billings.
•CFFO of approximately $50 million for FY 2026, which is nearly a 10% YoY increase as compared to FY 2025.
•Total dividends of $1.80 per share of MarketWise, Inc. Class A common stock.
These forward-looking targets are based on trends and market conditions as they exist currently, and actual results may differ materially. In the case of dividends, amounts are subject to the ongoing approval by our Board of Directors.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 25 years of operating history, MarketWise serves a community of millions of free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.
Billings are defined as amounts invoiced to customers.
Paid Subscribers is defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Active Free Subscribers are unique subscribers who have subscribed to one of our free investment publications via a valid email address and who have received and/or consumed our content during the quarter, excluding any Paid Subscribers who also have free subscriptions
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.

In addition to our results determined in accordance with GAAP, we believe that the below non-GAAP financial measures are useful in evaluating operating performance. We use the below non-GAAP financial measures, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Management uses these non-GAAP measures internally to evaluate performance and make operating decisions, and we believe they provide a meaningful perspective to investors when used in conjunction with our GAAP results.
These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other GAAP financial measures, such as cash flow from operations, operating cash flow margin, and net income. Some of the limitations of using these non-GAAP measures are that these metrics may be calculated differently by other companies in our industry.
Adjusted CFFO is defined as cash flow from operations (“CFFO”) plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, and for internal planning and forecasting purposes.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. We define capital expenditures as purchases of property and equipment plus capitalized software development costs. Acquisitions are not included in capital expenditures.
Non-GAAP Measures
The following table provides a reconciliation of CFFO, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted CFFO, as well as the calculation of CFFO margin (CFFO as a percentage of total net revenue) and Adjusted CFFO margin (Adjusted CFFO as a percentage of Billings). The table also provides a reconciliation of CFFO to Free Cash Flow, which is calculated after capital expenditures, for each of the periods presented:

(In thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
CFFO	$7,840	$2,169	261.5%	$28,186	$21,744	29.6%
Total net revenue	80,090	81,271	(1.5)%	232,927	244,728	(4.8)%
CFFO margin	9.8%	2.7%		12.1%	8.9%

CFFO	$7,840	$2,169	261.5%	$28,186	$21,744	29.6%
Nonrecurring expenses (1)	—	—		—	—
Adjusted CFFO	$7,840	$2,169	261.5%	$28,186	$21,744	29.6%

Adjusted CFFO	$7,840	$2,169	261.5%	$28,186	$21,744	29.6%
Billings	80,741	63,693	26.8%	253,274	192,341	31.7%
Adjusted CFFO margin	9.7%	3.4%		11.1%	11.3%

CFFO	$7,840	$2,169	261.5%	$28,186	$21,744	29.6%
Capital expenditures	(410)	(477)	(14.0)%	(2,029)	(1,038)	95.5%
Free Cash Flow	$7,430	$1,692	339.1%	$26,157	$20,706	26.3%
(1) There were no non-recurring items for the three and nine months ended September 30, 2026 and 2025. Accordingly, Adjusted CFFO equals CFFO.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “target,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Investment Advisers Act of 1940, as amended; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenue	$79,847	$80,835	$231,514	$243,158
Related party revenue	243	436	1,413	1,570
Total net revenue	80,090	81,271	232,927	244,728
Operating expenses:
Cost of revenue (1)	10,784	10,599	33,043	33,484
Sales and marketing (1)	32,860	31,146	115,370	96,850
General and administrative (1)	17,492	18,781	64,352	55,853
Research and development (1)	2,423	2,141	7,469	6,628
Depreciation and amortization	535	651	1,618	1,682
Impairment of property and equipment, net	—	—	—	380
Related party expense	111	133	542	440
Total operating expenses	64,205	63,451	222,394	195,317
Income from operations	15,885	17,820	10,533	49,411
Other (expense) income, net	(88)	478	1,188	979
Interest income, net	241	685	1,041	2,395
Income before income taxes	16,038	18,983	12,762	52,785
Income tax expense	979	1,068	885	2,719
Net income	15,059	17,915	11,877	50,066
Net income attributable to noncontrolling interests	13,514	16,410	11,534	46,374
Net income attributable to MarketWise, Inc.	$1,545	$1,505	$343	$3,692

Earnings per share – basic	$0.55	$0.60	$0.13	$1.61

Earnings per share – diluted	$0.53	$0.58	$0.12	$1.54

Weighted average shares outstanding – basic	2,794	2,489	2,634	2,300

Weighted average shares outstanding – diluted	2,935	2,598	2,793	2,401
(1)    Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item.

Table 2. Balance Sheet

(in thousands, except share and per share data)	September 30, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$27,388	$70,140
Accounts receivable	3,101	5,722
Prepaid expenses	9,533	10,799
Related party receivables	230	838
Deferred contract acquisition costs, current	41,767	43,388
Other current assets	913	814
Total current assets	82,932	131,701
Property and equipment, net	1,033	453
Operating lease right-of-use assets	5,903	6,684
Intangible assets, net	4,260	3,813
Goodwill	30,043	30,043
Deferred contract acquisition costs, noncurrent	51,059	34,678
Deferred tax assets	10,193	11,007
Total assets	$185,423	$218,379
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$9,657	$3,868
Related party payables	485	509
Accrued expenses	26,931	33,221
Deferred revenue and other contract liabilities	187,034	183,798
Operating lease liabilities, current	759	908
Related party TRA liability, current	577	—
Other current liabilities	14,182	11,900
Total current liabilities	239,625	234,204
Deferred revenue and other contract liabilities, noncurrent	199,585	185,754
Related party TRA liability, noncurrent	2,547	4,260
Other liabilities, noncurrent	2,255	2,611
Operating lease liabilities, noncurrent	5,081	5,175
Total liabilities	449,093	432,004
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 47,500,000 shares authorized; 2,763,856 and 2,445,010 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Common stock - Class B, par value of $0.0001 per share, 15,000,000 shares authorized; 12,981,774 and 13,612,641 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	1	1
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	78,807	101,945
Accumulated other comprehensive income	49	36
Accumulated deficit	(113,321)	(113,664)
Total stockholders’ deficit attributable to MarketWise, Inc.	(34,464)	(11,682)
Noncontrolling interest	(229,206)	(201,943)
Total stockholders’ deficit	(263,670)	(213,625)
Total liabilities and stockholders’ deficit	$185,423	$218,379

Table 3. Cash Flows

(Unaudited, in thousands)	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net income	$11,877	$50,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,618	1,682
Impairment of property and equipment, net	—	380
Stock-based compensation	6,197	8,448
Change in fair value of contingent consideration	(36)	(1,253)
Deferred taxes	1,070	2,719
Unrealized gains on foreign currency	21	(24)
Other gains	(1,092)	(2,250)
Noncash lease expense	882	2,790
Changes in operating assets and liabilities:
Accounts receivable	2,616	(2,230)
Related party receivables and payables	621	1,679
Prepaid expenses	1,266	(5,614)
Other current assets and other assets	(99)	(14)
Deferred contract acquisition costs	(15,592)	19,444
Trade and other payables	5,768	(368)
Accrued expenses	(6,290)	1,700
Deferred revenue	18,752	(50,718)
Operating lease liabilities	(827)	(3,122)
Other current and long-term liabilities	1,434	(1,571)
Net cash provided by operating activities	28,186	21,744
Investing activities:
Purchases of property and equipment	(79)	(178)
Capitalized software development costs	(1,950)	(860)
Net cash used in investing activities	(2,029)	(1,038)
Financing activities:
Proceeds from issuance of common stock	143	283
Repurchases of stock	(1,541)	(2,901)
Taxes paid on net share settlement of restricted stock units	(2,426)	(2,139)
Dividends paid to Class A shareholders	(3,586)	(3,802)
Repurchase of stock and reduction in related TRA liability as part of legal settlement	(12,160)	—
Tax distributions to noncontrolling interests	(37,899)	(50,005)
Other distributions to noncontrolling interests	(11,453)	(9,449)
Net cash used in financing activities	(68,922)	(68,013)
Effect of exchange rate changes on cash	13	(34)
Net decrease in cash and cash equivalents	(42,752)	(47,341)
Cash and cash equivalents — beginning of period	70,140	97,876
Cash and cash equivalents — end of period	$27,388	$50,535

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